Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective as of the 21st day of August, 2019 (the “Effective Date”), by and between METRO CITY BANK, a commercial bank organized and existing under the laws of the State of Georgia (the “Bank”) and FARID TAN (“Executive”). This Agreement amends and restates that certain Employment Agreement between the Bank and the Executive dated as of April 1, 2006 (the “Original Employment Agreement”).

WITNESSETH:

WHEREAS, Executive is currently employed as the Chief Executive Officer and Chief Financial Officer of the Bank and President and Chief Financial Officer of MetroCity Bankshares, Inc. (the “Holding Company”) under the terms and conditions as set forth in the Original Employment Agreement; and

WHEREAS, the Bank and the Executive desire to amend and restate the Original Employment Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows.

1.	Definitions. The following terms used in this Agreement shall have the following meanings:

(a)           “Base Salary” shall mean the annual compensation (excluding Incentive Compensation as defined in (e) of this paragraph and other benefits) payable or paid to Executive pursuant to paragraph 4(a) of this Agreement.

(b)           “Change of Control” shall be deemed to have occurred if:

(i)           Upon the consummation of any transaction in which any person (or persons acting in concert), partnership, financial institution, corporation, or other organization shall own, control, or hold with the power to vote more than fifty percent (50%) of any class of voting securities of the Bank; or

(ii)          Upon the consummation of any transaction in which the Bank, or substantially all of the assets of the Bank, shall be sold or transferred to, or consolidated or merged with, another financial institution, corporation or other organization; provided, however, if the Bank shall become a subsidiary of a corporation or other organization or shall be merged or consolidated into another corporation or organization and a majority of the outstanding voting shares of the parent or surviving corporation are owned immediately after such acquisition, merger, or consolidation by the owners of a majority of the voting shares of the Bank immediately before such acquisition, merger, or consolidation, then no Change of Control shall be deemed to have occurred.

(c)           “Disability” shall mean a condition for which benefits would be payable under any long-term disability insurance coverage (without regard to the application of any elimination period requirement) then provided to Executive by the Bank; or, if no such coverage is then being provided, the inability of Executive to perform the material aspects of Executive’s duties under this Agreement for a period of at least ninety (90) consecutive days, as determined by an independent physician selected with the approval of the Bank and Executive.

(d)           “Event of Termination” shall mean the termination by the Bank of Executive’s employment under this Agreement by written notice delivered to Executive for any reason other than Termination for Cause as defined in (f) of this paragraph or termination following a continuous period of Disability exceeding twelve (12) calendar months pursuant to paragraph 6(a) of this Agreement.

(e)           “Incentive Compensation” shall mean that compensation payable or paid to Executive pursuant to paragraph 4(b) of this Agreement.

(f)            “Termination for Cause” shall have the meaning provided in paragraph 7(a) of this Agreement.

2.           Employment. The Bank agrees to employ Executive, and Executive agrees to accept such employment, as Chief Executive Officer of the Bank, for the period stated in paragraph 3(a) hereof (unless earlier terminated as set forth herein) and upon the other terms and conditions herein provided. Executive agrees to perform faithfully such services as are reasonably consistent with his position and shall from time to time be assigned to him by the Board of Directors of the Bank (the “Bank Board”) in a trustworthy and businesslike manner for the purpose of advancing the interests of the Bank. At all times, Executive shall manage and conduct the business of the Bank in accordance with the policies established by the Bank Board, and in compliance with applicable regulations promulgated by governing regulatory agencies. Responsibility for the supervision of Executive shall rest with the Bank Board, which shall review Executive’s performance at least annually. The Bank Board of shall also have the authority to terminate Executive, subject to the provisions outlined in paragraphs 6 and 7 of this Agreement.

3.           Term and Duties.

(a)           Term of Employment. This Agreement and the period of Executive’s employment under this Agreement shall be deemed to have commenced as of the Effective Date and shall continue for a period of thirty-six (36) full calendar months thereafter, unless earlier terminated pursuant to this Agreement or unless Executive dies before the end of such thirty-six (36) months, in which case the period of employment shall be deemed to continue until the end of the month of such death. On each anniversary of the Effective Date, this Agreement and Executive’s term of employment shall be extended for an additional twelve (12) month period, unless Executive on the one hand, or the Bank on the other hand, shall give written notice to the other, within the sixty (60)-day period immediately prior to the applicable anniversary of the Effective Date, that Executive’s term of employment hereunder shall not be extended. If any such written notice is timely provided, the Agreement and the period of Executive’s employment under this Agreement shall expire at the conclusion of the applicable thirty-six (36) month term.

(b)           Performance of Duties. During the period of employment hereunder, except for periods of illness, disability, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantially all of his business time, attention, skill, and efforts to the faithful performance of his duties hereunder. Executive shall be entitled to reasonable participation as a member in community, civic, or similar organizations and the pursuit of personal investments which do not present any material conflict of interest with the Bank, or unfavorably affect the performance of Executive’s duties pursuant to this Agreement.

(c)           Office of Executive. The office of Executive shall be located at the Bank’s office in DeKalb County, Georgia, or at such other location within the State of Georgia as the Bank may from time to time designate; provided, however, that, in the event such relocation is to an office more than twenty-five (25) miles from DeKalb County, Georgia, and Executive elects to move his principal residence, the Bank shall reimburse Executive for all his reasonable moving expenses.

(d)           No Other Agreement. Executive shall have no employment contract or other written or oral agreement concerning employment with any entity or person other than the Bank during the term of his employment under this Agreement.

(e)           Uniqueness of Executive’s Services. Executive hereby represents that the services to be performed by him under the terms of this Agreement are of a special, unique, unusual extraordinary and intellectual-character which gives them a peculiar value; the loss of which cannot be reasonably or adequately compensated in damages and in an action at law. Accordingly, Executive expressly agrees that the Bank, in addition to any rights or remedies which it may possess, shall be entitled to injunctive and other equitable relief to prevent the breach of this Agreement by Executive.

4.           Compensation.

(a)           Salary. Subject to the provisions of paragraphs 6 and 7 hereof, the Bank shall pay Executive a Base Salary of $369,000. Such Base Salary, or any increased Base Salary, shall be payable in substantially equal installments in accordance with the Bank’s normal pay practices, but not less frequently than monthly. The Bank Board or the Compensation Committee of the Bank Board (the “Compensation Committee”), if warranted in its discretion, may increase, but shall not decrease, Executive’s Base Salary to reflect Executive’s performance.

(b)           Incentive Compensation. During the term of this Agreement and in addition to the aforesaid Base Salary, Executive shall be entitled to receive Incentive Compensation in the form of an annual bonus based on the attainment by the Bank of performance goals established from year to year by the Bank Board or the Compensation Committee. In addition, Executive will be eligible for grants of stock-based awards under the Company’s long-term incentive plan or plans (but nothing herein requires the Company to make grants of stock-based awards in any year). Executive’s Incentive Compensation shall be reviewed and approved at least annually by the Bank Board or the Compensation Committee. Notwithstanding anything contained in this Agreement to the contrary, any increase to Executive’s Base Salary and any Incentive Compensation paid to Executive shall be (i) in compliance with regulations, pronouncements, directives, or orders issued or promulgated by any governing regulatory agency and with any agreements by and between the Bank and such regulatory agencies, (ii) consistent with the safe and sound operation of the Bank, (iii) closely monitored by the Bank Board and/or the Compensation Committee, and (iv) comparable to such compensation paid to persons of similar responsibilities and duties in other insured institutions of similar size, in similar locations, and under similar circumstances including financial condition and profitability.

(c)           Reimbursement of Expenses; Provision of Business Development Expenses. The Bank shall pay or reimburse Executive for all reasonable travel and other expenses incurred by Executive in the performance of his obligations and duties under this Agreement, as provided in the applicable policies of the Bank, as currently adopted or as may be adopted in the future by the Bank Board. In addition to the foregoing, the Bank believes that its best interests will be more fully-served if Executive maintains active membership in or joins appropriate business or social clubs and other professional associations. Accordingly, upon prior approval of the Bank Board, the Bank shall also reimburse Executive for the dues and business-related expenditures associated with Executive’s membership(s) in such appropriate business or social clubs and such other professional organizations which are commensurate with his position.

(d)           Provision of Automobile. The Bank shall provide Executive, at Bank’s expense, with an automobile allowance of $900.00 per month, plus the costs of maintenance and insurance expenses associated with such vehicle, and will reimburse Executive for fuel, costs incurred in connection with the Bank’s business.

(e)           “Golden Parachute” Provision. Notwithstanding anything contained in this Agreement to the contrary, any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder.

5.           Participation in Benefit Plans.

(a)           Incentive, Savings, and Retirement Plans. During the term of this Agreement, Executive shall be entitled to participate in all incentive, stock option, savings, and retirement plans, practices, policies, and programs applicable generally to senior executive officers of the Bank, on the same basis as such other senior executive officers, and, unless otherwise prohibited by the terms of such incentive, stock option or warrant, savings, and retirement plans.

(b)           Welfare Benefit Plans. During the term of this Agreement, Executive and/or Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Bank, to the extent applicable generally to senior executive officers of the Bank and subject to the terms, conditions, and eligibility requirements therefor as may be prescribed by the Bank from time to time.

(c)           Fringe Benefits. During the term of this Agreement, Executive shall be entitled to receive fringe benefits in accordance with the policies, practices and procedures of the Bank, to the extent applicable generally to other senior executive officers of the Bank and subject to the terms, conditions, and eligibility requirements therefor as may be prescribed by the Bank from time to time.

(d)           Vacation and Sick Leave. Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his duties under this Agreement in accordance with the terms set forth below, all such voluntary absences to count as vacation time, provided that:

(i)           Executive shall be entitled to an annual vacation equivalent to 20 working days.

(ii)          Executive shall not receive any additional compensation from the Bank on account of his failure to take a vacation, and Executive shall not accumulate unused vacation from one fiscal year to the next, except in either case to the extent authorized by the Bank Board or the Compensation Committee.

(iii)         In addition to the aforesaid paid vacations, Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment obligations with the Bank for such additional periods of time and for such valid and legitimate reasons as the Bank Board may in its discretion approve. It is also provided that the Bank Board may grant to Executive a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the Bank Board in its discretion determines.

(iv)         Executive shall be further entitled to an annual sick leave benefit as may be established by the Bank Board.

(e)           Special Life Insurance Reimbursement. Until such time as the Bank has implemented an executive life insurance program reasonably acceptable to the Executive, the Bank shall reimburse the Executive with the cost of maintaining up to $350,000 of term life insurance coverage on his life.

6.           Benefits Payable Upon Disability.

(a)           Disability Benefits. In the event of the Disability of Executive, the Bank shall continue to pay Executive 100% of Executive’s then current Base Salary pursuant to paragraph 4(a) during the first twelve (12) months of a continuous period of Disability in accordance with the Bank’s regular payroll practices.

(b)           Disability Benefit Offset. Any amounts payable under paragraph 6(a) hereof shall be reduced by any amounts paid to Executive under any other disability program or policy of insurance maintained by the Bank.

7.           Payments to Executive Upon Termination of Employment. The Bank Board may terminate Executive’s employment under this Agreement at any time, but any termination other than Termination for Cause shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive may voluntarily terminate his employment under this Agreement. The rights and obligations of the Bank and Executive in the event of such termination are set forth in this paragraph 7 as follows:

(a)           Termination for Cause. Executive shall have no right to compensation or other benefits for any period after a Termination for Cause. Termination for Cause shall be determined by the Bank Board in the reasonable exercise of its discretion and acting in good faith, and shall include termination because of Executive’s personal dishonesty; willful misconduct; breach of fiduciary duties involving personal profit; intentional failure to perform stated duties; willful violation of any law, rule, or regulation (other than traffic violations or similar offenses); or a final cease-and-desist order; the regulatory suspension or removal of Executive as defined in paragraphs 8(a) and (b) hereof; the failure of Executive to follow reasonable written instructions of the Bank Board; or a material breach by Executive of any provision of this Agreement, The termination of employment of Executive shall not be deemed to be a Termination for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Bank Board at a meeting of the Board called and held for such purpose (after at least ten (10) days’ prior notice of such meeting is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board of Directors), finding that, in the good faith opinion of the Board of Directors, Executive is guilty of the conduct described herein and specifying the particulars thereof in detail. Said Termination for Cause shall not be effective until thirty (30) days after such resolution is adopted, during which time Executive shall be afforded the opportunity to petition the Board of Directors for reconsideration of such resolution. The Bank Board, in its discretion, may suspend Executive, with pay, for all or any portion of the period of time from the delivery of the notice described herein until the effective time of the Termination for Cause.

(b)           Event of Termination Without Change of Control. Upon the occurrence of an Event of Termination, other than after a Change of Control as provided in paragraph 7(c) hereof, and if Executive faithfully and fully abides by all of the covenants contained in Section 9 of this Agreement, the Bank shall pay to Executive, or in the event of his subsequent death, to his designated beneficiary or beneficiaries, or to his estate, as the case may be, as liquidated damages, in lieu of all other claims, a severance payment equal to one (1) times Executive’s then current Base Salary, to be paid in equal installments and in accordance with the Bank’s regular payroll practices for the twelve (12) month period following the date of said Event of Termination, with such payments commencing with the Company’s first regular payroll that occurs after the sixtieth (60th) day following the date of said Event of Termination and continuing for twelve (12) months; provided that the first such payment shall consist of all amounts payable to Executive pursuant to this Section 7(b) between the date of said Event of Termination and the first payroll date to occur after the sixtieth (60th) day following the date of said Event of Termination.

(c)           Event of Termination in Connection With a Change of Control. If, during the term of this Agreement and within one (1) year immediately following a Change of Control or within six (6) months immediately prior to such Change of Control, Executive’s employment with the Bank under this Agreement is terminated by an Event of Termination and if Executive faithfully and fully abides by all of the covenants contained in Section 9 of this Agreement, then the Bank shall pay to Executive, or in the event of his subsequent death, to his designated beneficiary or beneficiaries, or to his estate, as the case may be, as liquidated damages, in lieu of all other claims, a severance payment equal to two (2) times Executive’s then current Base Salary, to be paid in equal installments and in accordance with the Bank’s regular payroll practices for the twelve (12) month period following the date of said Event of Termination, with such payments commencing with the Company’s first regular payroll that occurs after the sixtieth (60th) day following the date of said Event of Termination and continuing for twelve (12) months; provided that the first such payment shall consist of all amounts payable to Executive pursuant to this Section 7(b) between the date of said Event of Termination and the first payroll date to occur after the sixtieth (60th) day following the date of said Event of Termination.

(d)           Termination of Employment for Good Reason. If during the term of this Agreement and within one (1) year immediately following a Change of Control or within six (6) months immediately prior to such Change of Control, Executive terminates his employment for Good Reason (as defined herein) and Executive faithfully and fully abides by all of the covenants contained in Section 9 of this Agreement, then the Bank shall pay to Executive, or in the event of his subsequent death, his designated beneficiary or beneficiaries, or his estate, as the case may be, as liquidated damages, in lieu of all other claims, a severance payment equal to two (2) times Executive’s then current Base Salary, to be paid in equal installments and in accordance with the Bank’s regular payroll practices for the twelve (12) month period following the date of said termination, with such payments commencing with the Company’s first regular payroll that occurs after the sixtieth (60th) day following the date of said Event of Termination and continuing for twelve (12) months; provided that the first such payment shall consist of all amounts payable to Executive pursuant to this Section 7(b) between the date of said Event of Termination and the first payroll date to occur after the sixtieth (60th) day following the date of said Event of Termination. For purposes of this Agreement, “Good Reason” shall mean any of the following, without Executive’s consent: (i) a material diminution in Executive’s Base Salary; (ii) a material diminution in Executive’s authority, duties, or responsibilities; (iii) any material breach of this Agreement by the Bank (including the failure of the Bank to assign this Agreement to a successor in interest or the failure of the successor \in interest to explicitly assume and agree to be bound by this Agreement); or (iv) the relocation of the Bank’s principal office to a location that is more than twenty-five (25) miles from the location of the Bank’s principal office on the Effective Date; provided, however, that Good Reason shall not include (A) any relocation of Executive’s principal office which is proposed or initiated by the Executive; or (B) any relocation that results in Executive’s principal place office being closer to the Executive’s then-current principal residence. A termination by Executive shall not constitute termination for Good Reason unless Executive shall first have delivered to the Bank written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than thirty (30) days after the initial occurrence of such event) (the “Good Reason Notice”), and the Bank has not taken action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Executive within thirty (30) days following its receipt of such Good Reason Notice. Executive’s Date of Termination for Good Reason must occur within a period of ninety (90) days after the occurrence of an event of Good Reason. Notwithstanding anything in this Section 7(d) to the contrary, Executive and the Bank agree that a mere change in Executive’s title(s) with the Bank shall not constitute a material and adverse alteration in Executive’s status, character, capacity, location, or circumstances of employment with the Bank for purposes of this section as long as Executive’s underlying duties and responsibilities with the Bank are not materially and adversely changed or altered as well.

(e)           Compliance with Protective Covenants; Release of Claims.

(i)           Notwithstanding anything to the contrary herein, in the event Executive fails or ceases to fully abide by all of the covenants contained in Section 9 of this Agreement, or in the event any court of competent jurisdiction deems any such covenant(s) to be invalid or unenforceable, then Executive acknowledges and agrees that such circumstances shall constitute a failure of consideration and Executive shall not be entitled to any compensation pursuant to Section 7(b), (c), (d) or (h) hereof. If Executive has already received any such compensation at the time he violates any such covenant, the Bank shall immediately be entitled to recover all such amounts in full from Executive.

(ii)          Notwithstanding anything to the contrary herein, the Bank shall be obligated to provide the compensation pursuant to Section 7(b), (c), (d) or (h) only if within forty-five (45) days after the date of termination Executive shall have executed a separation and full release of claims/covenant not to sue agreement in the form provided by the Employer (the “Release Agreement”) and such Release Agreement shall not have been revoked within the revocation period specified in the Release Agreement. If Executive has already received any such compensation at the time he violates this Section 7(e)(ii), the Bank shall immediately be entitled to recover all such amounts in full from Executive.

(f)            Limits on Payments. Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any benefit, payment or distribution by the Bank to or for the benefit of Executive (whether payable or distributable pursuant to the terms of this Agreement or otherwise) would, if paid, be subject to the excise tax imposed by Section 4999 of the Code, then the aggregate present value of such payments shall be reduced (but not below zero) to an amount expressed in present value that maximizes the aggregate present value of the payments without causing the payments or any part thereof to be subject to the excise tax and therefore nondeductible by the Bank because of Section 280G of the Code (“Section 280G"). The reduction of the payments due hereunder, if applicable, shall be made by first reducing cash payments and then, to the extent necessary, reducing those payments having the next highest ratio of Parachute Value to actual present value of such payments as of the date of the change of control. For purposes of this Section 7(f), the “Parachute Value” of a payment means the present value as of the date of the change of control of the portion of such payment that constitutes a “parachute payment” under Section 280G(b)(2).

(g)           Voluntary Termination of Employment. Executive shall have no right to compensation or other benefits under this Agreement for any period following the voluntary termination of Executive’s employment by Executive, except as provided in paragraph 7(d) hereof.

(h)           Additional Payments After Termination. In the event that Executive’s employment is terminated pursuant to paragraphs 7(b), (c) or (d) above, and if Executive elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which Executive and/or Executive’s eligible dependents would be entitled under Section 4980B of the Code (COBRA), then, during the period for which Executive and his eligible dependents are entitled to receive COBRA continuation coverage from the Bank under the applicable laws, rules and regulations governing COBRA (the “COBRA Reimbursement Period”), the Bank shall pay to Executive monthly payments of an amount equal to the excess of (X) the COBRA cost of such coverage over (Y) the amount that Executive would have had to pay for such coverage if he had remained employed during the COBRA Reimbursement Period and paid the active employee rate for such coverage, less withholding for taxes and other similar items; provided, however, that (i) that if Executive becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to Executive’s spouse), the Bank’s obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law; (ii) the COBRA Reimbursement Period shall only run for the period during which Executive is eligible to elect health coverage under COBRA and timely elects such coverage; and (iii) nothing herein shall prevent the Bank from amending, changing, or canceling any group medical, dental, vision and/or prescription drug plans during the COBRA Reimbursement Period.

(i)            Termination of Payments upon Competing Employment. If Executive becomes employed with a Competitive Business in the Territory during the one (1) year period following any termination pursuant to Sections 7(b), (c) or (d) hereof, then the Bank shall cease making the payments to Executive provided for in Sections 7(b), (c) or (d) hereof, effective as of the date of such employment with a Competitive Business. A “Competitive Business” as used herein is an enterprise that is in the business of offering banking products and/or services, which services and/or products are similar or substantially identical to those offered by the Bank during Executive’s employment with the Bank. The “Territory” shall be defined to be the surrounding areas within a ten (10) mile radius around the Bank’s office in DeKalb County, Georgia. Executive acknowledges that the Bank conducts its business within the Territory that Executive will perform services for and on behalf of the Bank within the Territory, and that this Section 9(d) (and the Territory) is a reasonable limitation on Executive’s ability to compete with the Bank.

8.           Regulatory Suspension.

(a)          If Executive is suspended and/or temporarily prohibited from participating in the conduct of the affairs of the Bank by a notice served under Sections 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. § 1818(e)(3) or (g)(1), the obligations of the Bank under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended. Vested rights of Executive shall not otherwise be affected.

(b)         If Executive is removed and/or permanently prohibited from participating in the conduct of the affairs of the Bank by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. § 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties hereto shall not be affected.

9.           Protective Covenants. Executive shall abide by and be bound by the following Protective Covenants:

(a)           Confidential Information and Trade Secrets. During Executive’s employment, the parties acknowledge that the Bank shall disclose (and/or has already disclosed) to Executive for use in Executive’s employment, and that Executive will be provided access to and otherwise make use of, acquire, create, or add to certain valuable, unique, proprietary, and secret information of the-Bank (whether tangible or intangible and whether or not- electronically kept-or stored), including financial statements, drawings, designs, manuals, business plans, processes, procedures, formulas, inventions, pricing policies, customer and prospect lists and contacts, contracts, sources and identity of vendors and contractors, financial information of customers of the Bank, and other proprietary documents, materials, or information indigenous to the Bank, relating to their businesses and activities, or the manner in which the Bank does business, which is valuable to the Bank in conducting its business because the information is kept confidential and is not generally known to the Bank’s competitors or to the general public (“Confidential Information”). Confidential Information does not include information generally known or easily obtained from public sources or public records (unless Executive causes said Confidential Information to become generally known or easily obtained therefrom).

To the extent that the Confidential Information rises to the level of a trade secret under applicable law, then Executive shall, during Executive’s employment and for so long as said Confidential Information remains a trade secret under applicable law (or for the maximum period of time otherwise allowed by applicable law) (i) protect and maintain the confidentiality of such trade secrets and (ii) refrain from disclosing, copying, or using any such trade secrets without the Bank’s prior written consent, except as necessary in Executive’s performance of Executive’s duties while employed with the Bank.

To the extent that the Confidential Information defined above does not rise to the level of a trade secret under applicable law, Executive shall, during Executive’s employment and for a period of one (1) year following any voluntary or involuntary termination of employment (whether by the Bank or Executive), (i) protect and maintain the confidentiality of the Confidential Information and (ii) refrain from disclosing, copying, or using any Confidential Information without the Bank’s prior written consent, except as necessary in Executive’s performance of Executive’s duties while employed with the Bank.

(b)           Return of Property of the Bank. Upon any voluntary or involuntary termination of Executive’s employment (or at any time upon request of the Bank), Executive agrees to immediately return to the Bank all property of the Bank (including but not limited to all documents, electronic files, records, computer disks or other tangible or intangible things that may or may not relate to or otherwise comprise Confidential Information or trade secrets (as defined by applicable law)) that Executive created, used, possessed or maintained while working for the Bank from whatever source and whenever created, including all reproductions or excerpts thereof. This provision does not apply to purely personal documents of Executive, but it does apply to business calendars, Rolodexes, customer lists, contact sheets, computer programs, disks and their contents and like information that may contain some personal matters of Executive. Executive acknowledges that title to all such property is vested in the Bank.

(c)           Non-Diversion of Business Opportunity. During Executive’s employment with the Bank and consistent with Executive’s duties and fiduciary obligations to the Bank, Executive shall (i) disclose to the Bank any business opportunity that comes to Executive’s attention during Executive’s employment with the Bank and that relates to the business of the Bank or otherwise arises as a result of Executive’s employment with the Bank and (ii) not take advantage of or otherwise divert any such opportunity for Executive’s own benefit or that of any other person or entity without prior written consent of the Bank.

(d)           Non-Piracy of Employees. During Executive’s employment and for a period of one (1) year following any termination pursuant to Sections 7(a), (b), (c), (d) or (g) hereof, Executive covenants and agrees that Executive shall not, directly or indirectly: (a) solicit, recruit, or hire (or attempt to solicit, recruit, or hire) or otherwise assist anyone in soliciting, recruiting, or hiring, any employee or independent contractor of the Bank who performed work for the Bank within the last three months of Executive’s employment with the Bank or who was otherwise engaged or employed with the Bank at the time of said termination of employment of Executive or (b) otherwise encourage, solicit, or support any such employees or independent contractors to leave their employment or engagement with the Bank, in either case until such employee or contractor has been terminated or separated from the Bank for at least six (6) months.

(e)           Acknowledgement. It is understood and agreed by Executive that the parties have attempted to limit his right to compete only to the extent necessary to protect the Bank from unfair competition and that the terms and provisions of this Section 9 are not intended to restrict Executive in the exercise of his skills or the use of knowledge or information that does not rise to the level of a trade secret under applicable law or Confidential Information of the Bank (to which trade secrets and Confidential Information Executive has had and/or will have access and has made and/or will make use of during employment with the Bank).

It is acknowledged that the purpose of these covenants and promises is (and that they are necessary) to protect the Bank’s legitimate business interests, to protect the Bank’s investment in the overall development of its business and the good will of its customers, and to protect and retain (and to prevent Executive from unfairly and to the detriment of the Bank utilizing or taking advantage of) such business trade secrets and Confidential. Information of the Bank and those substantial contacts and relationships (including those with customers and employees of the Bank) which Executive established due to his employment with the Bank.

This Agreement is not intended to preclude Executive’s opportunity to engage in or otherwise pursue occupations in any unrelated or non-competitive field of endeavor, or to engage in or otherwise pursue directly competitive endeavors so long as they meet the requirements of this Agreement. Executive represents that his experience and abilities are such that existence or enforcement of these covenants and promises will not prevent Executive from earning or pursuing an adequate livelihood and will not cause an undue burden to Executive or his family.

Executive acknowledges that these covenants and promises (and their respective time, geographic, and/or activity limitations) are reasonable and that said limitations are no greater than necessary to protect said legitimate business interests in light of Executive’s position with the Bank and the Bank’s business, and Executive agrees to strictly abide by the terms hereof.

10.         Source of Payments. All payments provided in paragraphs 4 , 6, and 7 hereof shall be paid in cash from the general funds of the Bank as provided herein, and no special or separate fund shall be established by the Bank, and no other segregation of assets shall be made to assure payment. Executive shall have no right, title, or interest in or to any investments which the Bank may make to meet the obligations hereunder.

11.         Injunctive Relief. In view of the irreparable harm and damage which the Bank would sustain as a result of a breach by Executive of the covenants or agreements under Section 9 hereof, and in view of the lack of an adequate remedy at law to protect the Bank’s interests, the Bank shall have the right to receive, and Executive hereby consents to the issuance of, temporary, preliminary, and/or permanent injunctive relief enjoining Executive from any violation of the covenants and agreements set forth in Section 9 hereof. The foregoing remedy shall be in addition to, and not in limitation of, any other rights or remedies to which the Bank is or may be entitled at law or in equity respecting this Agreement.

12.         Attorneys’ Fees. In the event any party hereto is required to engage in legal action against any other party hereto, either as plaintiff or defendant, in order to enforce or defend any of its or his rights under this Agreement, and such action results in a final judgment in favor of one or more parties, then the party or parties against whom said final judgment is obtained shall reimburse the prevailing party or parties for all legal fees and expenses incurred by the prevailing party or parties in asserting or defending its or his rights hereunder.

13.         Federal Income Tax Withholding. The Bank may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

14.         Effect of Prior Agreements. This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement and any contemporaneous oral agreement or understanding by, between, or among the Bank and Executive, including but not limited to the Original Employment Agreement.

15.         General Provisions.

(a)           Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by Executive, his beneficiaries or legal representatives, without the prior written consent of the Bank; provided, however, that nothing in this paragraph 15(a) shall preclude (i) Executive from designating a beneficiary to receive any benefits payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of Executive or his estate from assigning any rights hereunder to the person or persons entitled thereto. The Bank may assign this Agreement without the consent of Executive.

(b)           No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

(c)           Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the Bank and Executive and their respective heirs, successors, assigns, and legal representatives.

(d)           No Bar. Executive acknowledges and agrees that the existence of any claim or cause of action against the Bank shall not constitute a defense to the enforcement by the Bank of Executive’s covenants, obligations, or undertakings in this Agreement.

(e)           No Conflicting Obligations. Executive hereby acknowledges and represents that his execution of this Agreement and performance of employment-related obligations and. duties for the Bank will not cause any breach, default, or violation of any other employment, nondisclosure, confidentiality, non-competition, or other agreement to which Executive may be a party or otherwise bound. Moreover, Executive hereby agrees that he will not use in the performance of such employment-related obligations and duties for the Bank or otherwise disclose to the Bank any trade secrets or confidential information of any person or entity (including any former employer) if and to the extent that such use or disclosure may cause a breach or violation of any obligation or duty owed to such employer, person, or entity under any agreement or applicable law.

16.         Modification and Waiver.

(a)           Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing, signed by the parties hereto, and which specifically refers to this Agreement.

(b)           Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(c)           Severability. If for any reason any provision of this Agreement is held invalid, the Parties agree that the court shall modify said provision(s) (or subpart(s) thereof) to make said provision(s) (or subpart(s) thereof) and this Agreement valid and enforceable. Any invalid provision shall not affect any other provision of this Agreement not held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

17.         Headings. The headings of paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

18.         Governing Law. This Agreement has been executed and delivered in the State of Georgia, and its validity, interpretation, performance, and enforcement shall be governed by the laws of said State.

19.         Rights of Third Parties. Nothing herein expressed or implied is intended to or shall be construed to confer upon or give to any person, firm, or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

20.         Notices. All notices, requests, demands, and other communications provided for by this Agreement shall be in writing and shall be sufficiently given if and when mailed in the United States by registered or certified mail, or personally delivered, to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice.

21.         Code Section 409A.

(a)           General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code (“Section 409A”). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Bank nor its directors, officers, employees or advisers, shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A.

(b)           Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder by reason of Executive’s termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to Executive by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service,” in Section 409A and applicable regulations (without giving effect to any elective provisions that may be available under such definition). If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, then, subject to subsection (c) below, such payment or distribution shall be made at the time and in the form that would have applied absent the non-409A-conforming event.

(c)           Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Bank under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Executive’s separation from service (or, if Executive dies during such period, within 30 days after Executive’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

(d)           Timing of Release of Claims. Whenever in this Agreement a payment or benefit is conditioned on Executive’s execution of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the date of termination; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the date of termination provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A, the Bank may elect to make or commence payment at any time during such period.

(e)           Timing of Reimbursements and In-kind Benefits. If Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Executive to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit.

(f)            Treatment of Installment Payments. Each payment of termination benefits under this Agreement, including, without limitation, each installment payment and each payment or reimbursement of premiums for continued medical, dental or life insurance coverage under Section 7(b), (c), (d) or (h) hereof, shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and its seal to be affixed hereunto by its duly authorized officers, and Executive has signed this Agreement, as of the Effective Date set forth above.

/s/ Farid Tan
FARID TAN

METRO CITY BANK

By:	/s/ S. Benton Gunter
Name:	S. Benton Gunter
Title:	EVP/CAO

- 14 -